                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                 PIXTECH, INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                                 PIXTECH, INC.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                                 PIXTECH, INC.


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 1997 Annual Meeting of Stockholders of PixTech, Inc. will be held at the Holiday Inn, Copenhagen Suite, 2 Bridge Place, in London, United Kingdom at 2 p.m. on Friday, April 18, 1997 for the following purposes:

     1. To elect two directors to hold office for a term of three years and until their respective successors are elected and qualified.

     2. To amend the Company's 1993 Stock Option Plan to increase the number of shares available under such Plan from 1,856,372 shares to 2,656,372 shares.

     3. To transact such other business as may be in furtherance of or incidental to the foregoing or as may otherwise properly come before the meeting.

     Only stockholders of record at the close of business on March 3, 1997 will be entitled to vote at the meeting or any adjournment thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                         By order of the Board of Directors,


                                         MICHAEL LYTTON, Secretary


Dated: March 24, 1997

                                 PIXTECH, INC.

              AVENUE OLIVIER PERROY, ZONE INDUSTRIELLE DE ROUSSET
                              13790 ROUSSET FRANCE
                        TELEPHONE 011 33 (0)442 29 1000

                                _______________

                                PROXY STATEMENT
                                _______________


     The enclosed proxy is solicited on behalf of the Board of Directors of PixTech, Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held on Friday, April 18, 1997, and at any adjournments thereof. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is March 24, 1997.

     The principal business expected to be transacted at the meeting, as more fully described below, will be the election of two directors and the amendment of the Company's 1993 Stock Option Plan.

     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the Board of Directors and to approve the other proposals listed in the notice on the cover page of this proxy statement.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by officers and employees of the Company in person or by telephone.


                     VOTING SECURITIES AND VOTES REQUIRED

     Only stockholders of record at the close of business on March 3, 1997 will be entitled to vote at the meeting. On that date, the Company had outstanding 13,716,032 shares of Common Stock, $0.01 par value (the "Common Stock"), each of which is entitled to one vote. A majority in interest of the outstanding Common Stock, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business. A plurality of the votes cast is required to elect the nominees for director. A majority of the votes cast is required to approve the proposal amendment to the Company's 1993 Stock Option Plan. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted in determining the shares entitled to vote on a particular matter nor treated as votes cast.
(A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on the matter from the customer, is barred by applicable rules from exercising discretionary voting authority in the matter, and so indicates on the proxy.) Abstentions will not be treated as votes cast in the election of directors or for the amendment to the 1993 Stock Option Plan.

                                 ELECTION OF DIRECTORS

     The number of directors is fixed at five for the coming year and is divided into three classes with the members of each class holding office for a three year term. At the meeting, two directors will be elected to hold office for three years and until their successors are elected and qualified. John A. Hawkins and Pierre-Michel Piccino, who are presently serving as directors, have been nominated for re-election by the Board of Directors. Unless a properly signed and returned proxy withholds authority to vote for one or more of the nominees or is a broker non-vote, the shares represented by such proxy will be voted for the election of the Board's nominees as directors. If either nominee is unable to serve, which is not expected, the shares represented by a properly signed and returned proxy will be voted for such other candidate as may be nominated by the Board of Directors.

     The following table contains certain information about the nominees for director and each other person whose term of office as a director will continue after the meeting.



                                                                                     DIRECTOR    PRESENT
       NAME AND AGE           BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS             SINCE    TERM EXPIRES
       ------------           -------------------------------------------             -----    ------------
Jean-Luc Grand-Clement       Jean-Luc Grand-Clement, a co-founder of the               1992       1998
Age: 57                      Company, has served as Chairman of the Board
                             of Directors, Chief Executive Officer and
                             President since the Company's inception in
                             1992. Prior to founding the Company, Mr.
                             Grand-Clement co-founded European Silicon
                             Structures ("ES2"), a European applications
                             specific integrated circuit supplier for
                             cell based and full custom CMOS products,
                             and served as Chief Executive Officer and
                             then as Chairman of the Board of Directors
                             of ES2 from its founding in 1985 until 1991.
                             From 1967 to 1978 and from 1982 to 1985, Mr.
                             Grand-Clement held various positions with
                             Motorola, Inc., most recently as Vice-
                             President and Assistant General Manager of
                             the Motorola European Semiconductor Group
                             from 1983 to 1985. From 1978 to 1982, Mr.
                             Grand-Clement was the Managing Director of
                             Eurotechnique, a MOS semiconductor design
                             and fabrication joint venture between
                             National Semiconductor and Saint-Gobain. Mr.
                             Grand-Clement graduated from Ecole Nationale
                             Superieure des Telecommunications in Paris.

Jean-Pierre Noblanc          Jean-Pierre Noblanc became a director of                  1995       1999
Age: 58                      the Company in May 1995. From 1994 to 1996,
                             Mr. Noblanc was Chairman of the Supervisory
                             Board of SGS Thomson Microelectronics N.V.,
                             a manufacturer of electronics components of
                             which he is currently vice-chairman. Since
                             July 1994, Mr. Noblanc has also been a
                             director of Thomson S.A., a significant
                             shareholder of SGS Thomson. Mr. Noblanc has
                             also served as General Manager of the
                             Components Sector of CEA-Industrie since
                             1994. Prior to joining CEA Industrie, Mr.
                             Noblanc served at CNET, the Research Center
                             of France Telecom, as Director of the
                             Applied Research Center of Bagneux and of
                             the Microelectronics Center of Grenoble,
                             successively. Mr. Noblanc holds a degree in
                             engineering from the Ecole Superieure
                             d'Electricite and a doctoral degree from the
                             University of Paris. Mr. Noblanc is an
                             Associate Member of the Committee on
                             Applications of the French Academy of
                             Sciences.




                                                                                     DIRECTOR    PRESENT
       NAME AND AGE           BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS             SINCE    TERM EXPIRES
       ------------           -------------------------------------------             -----    ------------

Pierre-Michel Piccino *      Pierre-Michel Piccino has been a director of              1994       1997
Age: 52                      the Company since May 1994. In 1987, Mr.
                             Piccino joined Baring Venture Partners, an
                             international venture capital company, where
                             he is a Senior Partner. He is also presently
                             the Chairman of the Supervisory Board of
                             Gemplus Card International SCA, a smart card
                             manufacturer. From 1974 to 1987, Mr. Piccino
                             worked with Du Pont de Nemours
                             International, where he held various
                             positions in sales, marketing and general
                             management, most recently as manager of the
                             Europe and Middle-East Packaging Division.
                             From 1972 to 1974, Mr. Piccino also worked
                             for the Batelle Research Institute in
                             Geneva. Mr. Piccino graduated from Ecole
                             Polytechnique in Lausanne, Switzerland with
                             a degree in mechanical engineering.

William C. Schmidt           William C. Schmidt has been a director of                 1992       1998
Age:  41                     the Company since 1992. Since 1988, Mr.
                             Schmidt has been an investment partner at
                             Advent International, an international
                             venture capital company, where he also
                             manages the activities of Advent
                             International's corporate investment
                             programs in Europe. From 1981 to 1987, Mr.
                             Schmidt worked as a management consultant at
                             Bain & Company in Europe and the United
                             States. Mr. Schmidt holds degrees from
                             Williams College and Harvard Business
                             School.

John A. Hawkins *            John A. Hawkins has been a director of the                1994       1997
Age: 37                      Company since 1994. Since August, 1995, Mr.
                             Hawkins has been a founding partner of
                             Generation Capital Partners, L.P., a newly
                             organized private investment partnership.
                             From 1992 until August, 1995, Mr. Hawkins
                             was a general partner of various funds
                             affiliated with Burr, Egan, Deleage & Co. He
                             was an associate at Burr, Egan, Deleage &
                             Co. from 1987 to 1992, prior to which he was
                             an associate with Alex. Brown & Sons
                             Incorporated. Mr. Hawkins is a director of P-
                             Com, Inc., a telecommunications company. Mr.
                             Hawkins holds degrees from Harvard College
                             and Harvard Business School.

------------------------
*  Nominee for election as director

COMMITTEES OF THE BOARD

     The Audit Committee, which consists of Messrs. Noblanc and Schmidt, is responsible for providing the Board of Directors with an independent review of the financial health of the Company and its financial controls and reporting. Its primary functions are to recommend independent auditors to the Board of Directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of the Company's financial controls and procedures. The Audit Committee met five times in 1996. The Compensation Committee, whose members are Messrs. Piccino and Hawkins, acts for the Board of Directors with respect to the Company's compensation practices and their implementation. It sets and implements the compensation of the Company's officers and administers the Amended and Restated 1993 Stock Option Plan and the 1995 Employee Stock Purchase Plan. The Compensation Committee held one meeting in 1996. The entire Board of Directors functions as a nominating committee, considering nominations submitted by the Chairman of the Board. The Board of Directors held seven meetings during 1996, and each director attended at least 75% of all meetings of the Board and of all committees of the Board on which he served.


DIRECTOR COMPENSATION

     Director Fees

     Non-employee directors are reimbursed for expenses incurred in attending meetings, and they also receive $1,500 for each meeting of the Board of Directors that they attend, plus an additional $4,000 if they attend at least four meetings in a year. Such payments may not exceed a total of $10,000 in any one year. Mr. Grand-Clement, the only director who is an employee of the Company, does not receive additional compensation for his service as a director.

     1995 Director Stock Option Plan

     The 1995 Director Stock Option Plan (the "Director Plan") provides that each director who is not an employee of the Company and who is elected or re-elected into office following the Annual Meeting of Stockholders receives an automatic grant of options to purchase 6,000 shares of Common Stock. The options become exercisable in increments of 2,000 shares as follows: 2,000 shares on the grant date, and an additional 2,000 shares at each of the following two Annual Meetings of Stockholders so long as the director remains in office. The options expire ten years from the grant date. The exercise price of each option is the fair market value of the Common Stock on the day immediately preceding the grant date.

      The Director Plan authorizes the grant of stock options to purchase up to a maximum of 50,000 shares (subject to adjustment in the event of a stock split or other recapitalization) of Common Stock. Messrs. Noblanc, Piccino, Schmidt and Hawkins are currently eligible to participate under the Director Plan. At the 1996 Annual Meeting of Stockholders, Mr. Noblanc was granted an option to purchase 6,000 shares of Common Stock of the Company, at an exercise price of $8.625 per share. The next grant of options under the Director Plan will be on the date of the 1997 Annual Meeting of Stockholders.

     Options granted under the Director Plan are not intended to qualify as incentive stock options under the Internal Revenue Code. The exercise of an option under the Director Plan results in ordinary income to the director and a corresponding deduction for the Company, in each case equal to the difference between the option price and the fair market value of the shares on the date of exercise.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE (1)

  The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by the Company and its subsidiaries to or for the Chief Executive Officer of the Company and each of the Company's other executive officers whose total salary and bonus exceeded $100,000 during 1996 (collectively, the "Named Executive Officers").

                                                           LONG-TERM
                                                          COMPENSATION
                                    ANNUAL COMPENSATION      AWARDS
                               ---------------------------------------
                                                           SECURITIES
                                                           UNDERLYING
  NAME AND PRINCIPAL POSITION     YEAR SALARY($) BONUS($)  OPTIONS(#)
  ---------------------------     ---- --------- -------- ------------
Jean-Luc Grand-Clement            1996 $212,502       --     40,000
Chairman of the Board, Chief      1995  181,639  $100,000   212,893
Executive Officer, and President  1994  139,479    22,853    70,967

Francis Courreges                 1996  172,053       --     20,000
Executive Vice President          1995  165,007    20,082    54,307
                                  1994  140,495       --     10,000

Michel Garcia                     1996  107,045       --     15,000
Vice President,                   1995  100,577    10,041    13,333
Industrial Partners               1994   86,458       --      3,333

Tom Holzel                        1996  122,500       --     10,000
Vice President,                   1995   60,000       --     70,000
Marketing & Sales

Philippe Oudot (2)                1996  119,841       --      3,000
Vice President                    1995  134,717    14,057    26,667
of Operations                     1994  110,901       --     73,334

Richard Rodriguez                 1996  104,275       --    120,000
Executive Vice President,
Chief Operating Officer

(1) All dollar amounts (except for amounts paid to Mr. Holzel) reflect the conversion of French francs to U.S. dollars at an average conversion rate of 5.538, 4.9796 and 5.1147 French francs to the U.S. dollar for 1994, 1995 and 1996, respectively.

(2) Mr. Oudot left the Company in November 1996.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on stock options granted during 1996 to the Named Executive Officers.

                                        NUMBER OF
                                       SECURITIES                                                       POTENTIAL REALIZED VALUE AT
                                       UNDERLYING     % OF TOTAL OPTIONS   EXERCISE                       ASSUMED ANNUAL RATES OF
                                        OPTION            GRANTED TO        PRICE        EXPIRATION     STOCK PRICE APPRECIATION FOR

       NAME                             GRANTED(#)    EMPLOYEES IN 1996   ($/SHARE)       DATE               OPTION TERMS ($) (1)
       ----                             ----------   ------------------   --------        ----          --------------------------
                                                                                                             5%              10%
                                                                                                          -------        ---------
Jean-Luc Grand-Clement                 40,000  (2)               11%        7.83         05/10/2006       199,902          503,829
Francis Courreges                      20,000  (2)                5%        7.83         05/10/2006        99,951          251,914
Michel Garcia                          15,000  (2)                4%        7.83         05/10/2006        74,963          188,936
Tom Holzel                             10,000  (2)                3%        7.83         05/10/2006        49,975          125,957
Philippe Oudot                          3,000  (2)                1%        7.83         05/10/2006        14,993           37,787
Richard Rodriguez                     120,000  (2)               33%        8.54         04/04/2006       636,673        1,620,817

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission of a value for the Common Stock equal to the market price of the Common Stock on the date of grant of the option. These amounts are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.
(2) These options become exercisable as to 25% of the shares on each of the four anniversaries of the date of grant.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END STOCK OPTION VALUES

     The following table sets forth certain information concerning the unexercised stock options as of December 31, 1996 held by the Named Executive Officers. No options were exercised during fiscal year 1996 by any Named Executive Officer other than Mr. Oudot.



                                                                NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                               OPTIONS AT 12/31/96(#)        AT 12/31/96($)(1)
                                                             --------------------------  --------------------------

                          SHARES ACQUIRED ON      VALUE
          NAME               EXERCISE (#)      REALIZED ($)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
          ----               ------------      ------------  -----------   -------------  -----------  -------------
Jean-Luc Grand-Clement                    --            --       286,442        300,019    1,002,547        830,232
Francis Courreges                         --            --        74,027         79,197      259,095        187,209
Michel Garcia                             --            --        96,106         29,999      336,371         47,497
Tom Holzel                                --            --        35,000         45,000           --             --
Philippe Oudot                        25,556         9,711        27,778             --       97,223             --
Richard Rodriguez                         --            --            --        120,000           --             --


(1) Based on the difference between the respective option exercise price and the closing market price of the Common Stock on December 31, 1996, which was $3 7/8

EXECUTIVE EMPLOYMENT AGREEMENTS

     Each of Messrs. Grand-Clement, Courreges, Garcia and Rodriguez have entered into employment agreements with the Company in substantially the same form as all other employees of the Company. The material terms of the employment agreements provide for employment by each individual for an indefinite period. Pursuant to the employment agreements, each individual agrees to non-competition and non-solicitation provisions which survive for a one-year period following termination of employment. The employment agreements also contain obligations of each employee concerning confidentiality and assignment of inventions and intellectual property to the Company.

     French law provides that even indefinite term employment contracts may not be terminated without "serious cause", including inadequate performance or elimination of a position due to economic difficulties or technological changes. In addition, French law imposes procedural requirements for any termination, including, in most cases, written notice and meetings with the employee.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This Compensation Committee Report describes the compensation policies applicable to executive officers of the Company, including Mr. Grand-Clement, the Company's Chief Executive Officer.

     Overall Policy. The Company's executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plan that tie a portion of executive compensation to the Company's success in meeting specified performance goals. In addition, through the use of stock options, the Company ensures that a part of the executives' compensation is closely tied to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

     The Compensation Committee determines the compensation of the seven most highly compensated corporate executives, including the Named Executive Officers. The Compensation Committee takes into account the views of Mr. Grand-Clement, the Company's chief executive officer, in reviewing the individual performance of these executives (other than Mr. Grand-Clement).

     The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Grand-Clement, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including insurance and other employee benefits.

     Base Salaries. Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry, but does not utilize any particular indices or peer groups.

     Annual salary adjustments are determined by evaluating the financial performance of the Company and of each executive officer, and also take into account new responsibilities. The Compensation Committee, where appropriate, also considers non-financial performance measures. These non-financial performance measures may include such factors as efficiency gains, quality improvements and improvements in relations with customers, suppliers and employees. No particular weighting is given to any of these financial or non-financial factors.

     The determination of Mr. Grand-Clement's base salary for 1996 was based on the overall successful development of the Company and in particular on his ability to conclude R&D and manufacturing partnership agreements. Mr. Grand-Clement was granted a base salary of $212,502 for 1996, an increase of 16% over his $181,639 base salary for 1995. Mr. Grand-Clement's salary is mostly calculated and paid in French Francs, however, and after taking out the effect of the rise of the french franc against the US dollar in 1996, Mr. Grand-Clement's base salary increased by 19% in 1996 over 1995. No bonus was awarded to Mr. Grand-Clement in 1996.

     Annual Bonus. The Company's executive officers are eligible for an annual cash bonus, based primarily on achievement of the Company's overall performance. No bonuses were awarded to the executive officers for the year ended December 31, 1996.

     Stock Options. Stock options are granted to the Company's executive officers under the Company's 1993 Stock Option Plan. Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and vest over various periods of time, normally four years. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved, and, once achieved, is maintained and improved upon. In determining the amount of such grants, the Compensation Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also takes in account the size of the officer's awards in the past. Based on these factors and on the level of his existing stock ownership in 1996, Mr. Grand-Clement received options to purchase 40,000 shares with an exercise price of $7.83 per share, representing fair market value of the Common Stock of Company in May 1996.

     Policy on deductibility of Compensation. The Internal Revenue Service has adopted a provision limiting the income tax deduction of public companies for certain compensation paid in a year to any executive officer named in the proxy statement compensation tables in excess of one million dollars. No such officer of the Company received applicable compensation at that level in 1996. At such time as it becomes likely that applicable compensation for a covered executive will exceed the deductibility limit, the Compensation Committee will consider adoption of a policy in this regard.

     Conclusion. Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock appreciation. In 1996, as in previous years, a substantial portion of the Company's targeted executive compensation consists of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executives compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.


          By the Compensation Committee,


          John Hawkins,
          Pierre-Michel Piccino

                                 STOCK PERFORMANCE GRAPH

  The following graph shows the cumulative total stockholder return on the Company's Common Stock over the period beginning July 18, 1995, when the Company's Common Stock began trading publicly, and ending December 31, 1996, as compared with that of the Nasdaq Market Index and an Industry Index, based on an initial investment of $100 in each. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends. The Electronic Components, N.E.C. Index consists of 55 publicly traded electronic components companies reporting under the same Standard Industrial Classification Code (SIC 3679) as the Company.

                             [GRAPH APPEARS HERE]


--------------------------------------------------------------------------------
                                   7/31/1995      12/29/1995      12/31/1996
--------------------------------------------------------------------------------
PIXTECH, INC.                        100            127.87           50.82
--------------------------------------------------------------------------------
ELECTRONIC COMPONENTS, N.E.C. INDEX  100             94.75          112.20
--------------------------------------------------------------------------------
NASDAQ MARKET INDEX                  100            102.74          124.21
--------------------------------------------------------------------------------

                  PROPOSAL TO AMEND THE 1993 STOCK OPTION PLAN

1993 STOCK OPTION PLAN

GENERAL

     The Company's Amended and Restated 1993 Stock Option Plan (the "Option Plan") was readopted by the Board of Directors on May 9, 1995 and by the stockholders on May 19, 1995. The purpose of the Option Plan is to attract and retain key employees and consultants of the Company and its affiliates. The Option Plan provides for the grant of incentive and nonstatutory stock options (the "Options") to employees and consultants of the Company and its affiliates ("Eligible Persons").

     Currently, Options may be granted under the Option Plan for up to a total of 1,856,372 shares of Common Stock (subject to adjustment for stock splits and similar capital changes) to employees of the Company and, in the case of nonstatutory Options, to consultants (other than French consultants, pursuant to French tax law) of the Company or any Affiliate (as defined in the Option Plan) capable of contributing to the Company's performance.

  As of March 3, 1997, approximately 138 employees were eligible to participate in the Option Plan and options to purchase an aggregate of 1,703,266 shares of Common Stock had been granted. Of these, Options to purchase 125,650 shares had been canceled, 145,429 had been exercised and options to purchase 1,432,187 shares remained outstanding, leaving 278,756 shares available for new Options under the Option Plan.


ADMINISTRATION AND ELIGIBILITY

     Awards are made by the Compensation Committee which has been designated by the Board of Directors to administer the Option Plan. The Compensation Committee may delegate to one or more officers the power to make awards under the Option Plan to persons other than officers of the Company who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

     Options under the Option Plan are granted at the discretion of the Compensation Committee which determines the recipients and establishes the terms and conditions of each award, including the exercise price, the form of payment of the exercise price, the number of shares subject to Options and the time at which such Options become exercisable. However, the exercise price of any incentive stock option granted under the Option Plan may not be less than the fair market value of the Common Stock on the date of grant and the exercise price of any nonstatutory stock option may not be less than 50% of the fair market value of the Common Stock on the date of grant.


PROPOSED AMENDMENT TO THE OPTION PLAN

  The Board of Directors has voted, subject in each case to the approval of the stockholders, to increase the aggregate number of shares of Common Stock that may be subject to grants under the Option Plan by 800,000, from 1,856,372 to 2,656,372, subject to adjustment for stock splits, stock dividends and certain transactions affecting the Company's capital stock. The Company believes that this increase is necessary and appropriate for the following reason :

 . It remains the policy of the Company to grant stock options to all employees, not just executive officers. The Company believes that this policy is a critical factor in its ability to attract and retain qualified employees.

 . Since May 1995, the last time the stockholders approved an increase in the number of shares of Common Stock available under the Option Plan, the number of people employed by the Company has grown by 77%.

 . The Company has also granted special stock options to its executive officers that are tied specifically to the Company's performance or to the Company's achievement of specified milestones. In the past, these milestones have included successful addition of a member to the FED Alliance and successful completion of financing round, all of which are increasing shareholders' value. It is the policy of the Company to continue to do so in the future.


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATING TO STOCK OPTIONS

  The following is a description of the tax consequences relating to stock options under United States tax law. Individuals subject to taxation in any other country should consult their own tax advisors regarding the tax consequences relating to the exercise of stock options and the sale of shares acquired upon the exercise of such options.

  Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an incentive stock option ("ISO") under the Option Plan.

  If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction is allowed to the Company for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

  If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year or one-year holding periods described above (a "disqualifying disposition") then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the Company is entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain and does not result in any deduction to the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

  Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by the Company.


VOTES REQUIRED

  The affirmative vote of the holders of a majority in interest of the Common Stock present, or represented, and entitled to vote at the meeting is required to approve the proposed amendment to the Option Plan. Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
                                                    ===

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended December 31, 1996, the Company's Compensation Committee consisted of Messrs. Piccino and Hawkins. None of the members of the Compensation Committee has been an officer or employee of the Company.

  Mr. Noblanc, a member of the Company's Board of Directors and its Audit Committee, is an officer of CEA Industrie, S.A., which is controlled by CEA, the French atomic agency. In September 1992, the Company licensed its fundamental technology from the LETI, a research laboratory of the CEA, pursuant to an exclusive, worldwide, royalty-bearing license agreement with CEA (the "LETI License Agreement"), which has a term of twenty years. The LETI License Agreement was amended in July 1993 and March 1994. Beginning in 1996, the Company became obligated under the LETI License Agreement to make royalty payments to the LETI based on the sales of products incorporating licensed technology. In addition to such royalty payments, the Company must pass through to CEA a percentage of any lump sum sublicense fees earned after 1993 and royalties on sales of licensed products by the Company's sublicenses. An amount of $45 payable to CEA in 1997 was accrued in 1996, this amount including royalties obligations under the license agreement.

  The Company also entered into a research and development agreement with CEA ("the "LETI Research Agreement") in 1992, under which the Company funds research at the LETI. Pursuant to the LETI Research Agreement, the Company paid CEA $35,871 in 1992, $1,334,734 in 1993, $1,506,130 in 1994, and $1,338,789 in 1995
including purchases of certain equipment from CEA. In 1996, the Company made payments of $643,957 to the CEA pursuant to the LETI Research Agreement.

                                 SHARE OWNERSHIP

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 3, 1997 by (i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the executive officers named in the Summary Compensation Table, (iii) the directors and nominees for election as directors of the Company, and (iv) all current executive officers and directors of the Company as a group:

                                                                                 SHARES OF COMMON STOCK
                                                                                 BENEFICIALLY OWNED (1)
                                                                            ----------------------------------
BENEFICIAL OWNER                                                                SHARES        PERCENT OF CLASS
----------------                                                            --------------    ----------------

Fidelity International Limited.....................................         1,167,000  (2)        8.5%
  82 Devonshire Street
  Boston, MA 02109-3614
United Microelectronics Corp.......................................         1,111,111             8.1
  2F, NO. 76 SEC 2, Tunhwa S. RD.,
  Taipei, Taiwan, R.O.C.
Entities affiliated with
  Mercury Asset Management.........................................           963,500  (3)        7.0
  33 King William Street
  London, EC4R 9AS
BVP Nominees Limited...............................................           956,646             6.9
  Barfield House
  St. Julian Avenue
  St. Peter Port
  Guernsey
Motorola, Inc......................................................           927,416  (4)        6.5
  1303 E. Algonquin Road
  Schaumburg, Illinois 60196
CEA Industrie......................................................           793,656             5.8
  31-33 rue de la Federation
  75752 Paris Cedex 15 France
Innolion S.A.......................................................           720,000             5.3
  142, Avenue de Malakoff
  75116 Paris France
Jean-Luc Grand-Clement.............................................           458,154  (5)        3.2
Michel Garcia......................................................           107,200  (6)         *
Francis Courreges..................................................            91,604  (7)         *
Tom Holzel.........................................................            40,000  (8)         *
Richard Rodriguez..................................................            30,000  (9)         *
Jean-Pierre Noblanc................................................             4,000 (10)         *
Pierre-Michel Piccino..............................................             2,000 (11)         *
John A. Hawkins....................................................             2,000 (12)         *
William C. Schmidt.................................................                -- (13)         --
All directors and executive officers
  as a group (10 persons)..........................................           745,332     (14)    5.2

----------------------------
* Less than one percent.
(1) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Share ownership information includes shares of Common Stock issuable pursuant to outstanding options which may be exercised within 60 days after March 7, 1997.
(2) Consists of 1,167,000 shares held by Fidelity International Limited ("FIL"). FIL is held by the shareholders of FMR, a holding company one of whose principal assets is the capital stock of a wholly-owned subsidiary, "Fidelity". Information herein regarding FIL is as of February 18, 1997 based on its Schedule 13 D filed with the Company.

(3) Consists of 963,500 shares held by Mercury Asset Management plc. Mercury has neither voting power nor the right to receive dividends from, or proceeds from the sale of any portofolio investments. Information herein regarding Mercury is as of February 5, 1997 based on its Schedule 13 D filed with the Company.
(4) Includes warrants to purchase 463,708 shares of Common Stock, which warrants are exercisable as of March 31, 1997 or within 60 days thereafter.
(5) Includes 53,605 shares held by Mr. Grand-Clement's wife and 353,443 shares of Common Stock subject to options exercisable as of March 3, 1997 or within 60 days thereafter, of which 2,134 shares are subject to options held by Mr. Grand-Clement's wife.
(6) Includes 99,439 shares of Common Stock subject to options exercisable as of March 3, 1997 or within 60 days thereafter.
(7) Includes 87,604 shares of Common Stock subject to options exercisable as of March 3, 1997 or within 60 days thereafter.
(8) Includes 35,000 shares of Common Stock subject to options exercisable as of March 3, 1997 or within 60 days thereafter.
(9) Consists of 30,000 shares of Common Stock subject to options exercisable as of March 3, 1997 or within 60 days thereafter.
(10) Consists of 4,000 shares of Common Stock subject to an option exercisable as of March 3, 1997 or within 60 days thereafter. Mr. Noblanc, a director of the Company, is an officer of CEA Industrie, and disclaims beneficial ownership of all shares held by CEA Industrie.
(11) Consists of an option which will be granted upon Mr. Piccino's re-election to the Company's Board of Directors and which will be exercisable for 2,000 shares of Common Stock as of the date of grant. Mr. Piccino, a director of the Company, is a Partner of Baring Venture Partners, the management Advisor of BVP Nominees Limited, and disclaims beneficial ownership of all shares held by BVP Nominees Limited except to the extent of his proportionate pecuniary interests therein.
(12) Consists of an option which will be granted upon Mr. Hawkins' re-election to the Company's Board of Directors and which will be exercisable for 2,000 shares of Common Stock as of the date of grant. Mr. John A. Hawkins, a director of the Company, is a limited partner of Alta V Limited Partnership and disclaims beneficial ownership of all 572,916 shares held by Alta V Limited Partnership and Customs House Partners, except to the extent of his proportionate pecuniary interests therein.
(13) Mr. Schmidt, a director of the Company, is a Vice President of Eventech Limited and of Advent International Corporation. Mr. Schmidt disclaims beneficial ownership of all 675,945 shares held by the funds affiliated with Advent International Corporation, except for 80 Shares which he beneficially owns as a partner in Advent International Investors Limited Patnership and 192 Shares which he beneficially owns as a partner in Advent International Investors II L.P..
(14) Excludes shares, as to which beneficial ownership is disclaimed, described in footnotes (10)-(13). Includes 622,153 shares of Common Stock subject to options exercisable as of March 3, 1997 or within 60 days thereafter.

                       SECURITIES EXCHANGE ACT REPORTING

     The Company's executive officers and directors are required under Section 16(a) of the Exchange Act to file reports of ownership of Company securities and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

     Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1996 the executive officers and directors of the Company complied with all applicable Section 16(a) filing requirements, except that Mr. Courreges, an executive officer of the Company, reported in a Form 5 filed on February 12, 1997 the sale of 1,500 shares of Common Stock, for which a Form 4 was due on April 10, 1996, and Mr. Rodriguez, an executive officer of the Company, reported in a Form 5 filed on February 12, 1997 the ownership of a stock option to purchase 120,000 shares of the Company's Common Stock, for which a Form 3 was due on April 15, 1996.



                        INFORMATION CONCERNING AUDITORS

  The firm of Ernst & Young L.L.P. independent accountants, has audited the Company's accounts since the inception of the Company and will do so for 1997. Representatives of Ernst & Young, L.L.P. have been invited to attend the Annual Meeting.



                             STOCKHOLDER PROPOSALS

  The Company's Bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to the Secretary of the Company not less than 45 days nor more than 60 days before the meeting, unless less than 60 days' notice or public disclosure of the meeting is given, in which case the stockholder's notice must be received within 15 days after such notice or disclosure is given. The notice must contain specified information about the proposed business or nominee and the stockholder making the proposal or nomination. If any stockholder intends to present a proposal at the 1998 Annual Meeting of stockholders and desires that it be considered for inclusion in the Company's proxy statement and form of proxy, it must be received by the Company at Avenue Olivier Perroy, Zone Industrielle de Rousset, 13790 Rousset, France; Attention: Yves Morel, no later than December 19, 1997.



                                 OTHER MATTERS

  The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

  IN ADDITION TO THE COMPANY'S ANNUAL REPORT, WHICH HAS BEEN MAILED TO STOCKHOLDERS, ANY HOLDER OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MAY OBTAIN A COPY OF THE COMPANY'S FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR COPIES OF THE COMPANY'S FORM 10-K SHOULD BE ADDRESSED TO YVES MOREL, DIRECTOR OF FINANCE AND ADMINISTRATION, AVENUE OLIVIER PERROY, ZONE INDUSTRIELLE DE ROUSSET, 13790 ROUSSET, FRANCE.